Management Statement Regarding Compliance with Certain
Provisions of the Investment Company Act of 1940

We, as members of management of The Singapore Fund, Inc. (the
Fund), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 31, 2010, and from October 31, 2009 through July 31, 2010.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2010, and from October 31, 2009 through July 31, 2010, with respect to securities reflected in the investment account of the Fund.


The Singapore Fund, Inc.


By:



John J. O'Keefe


Vice President and Treasurer

Title

December 23, 2010

Date